Exhibit 99.1

Sienna Biopharmaceuticals Reports Third Quarter 2017 Financial Results

WESTLAKE VILLAGE, Calif., Nov. 9, 2017 – Sienna Biopharmaceuticals, Inc. (NASDAQ:SNNA) today reported the Company’s financial results for the third quarter of 2017.

“We are pleased to report the results of our third quarter,” said Frederick C. Beddingfield III, M.D., Ph.D., President and Chief Executive Officer of Sienna. “Our team remains diligent and focused on our plan to bring innovative topical therapies to dermatology and aesthetics practitioners and their patients. With our Phase 2b trial of SNA-120 underway, we are eager to advance SNA-125 into human trials within the first half of 2018.”

Business Highlights

Sienna announced on Oct. 24, 2017, that the first patient had been dosed in the Company’s Phase 2b clinical trial of topical product candidate SNA-120 (pegcantratinib) in the treatment of pruritus, or itch, associated with psoriasis and in the treatment of psoriasis itself. SNA-120 is designed to selectively inhibit tropomyosin receptor kinase A, or TrkA, the high affinity receptor for nerve growth factor, or NGF, a known mediator of itch and neurogenic inflammation associated with psoriasis. Sienna expects to report top-line results in the first half of 2019.

On Oct. 12, 2017, the Company’s Chief Medical Officer, Dr. Paul Lizzul, highlighted Sienna’s Topical by Design™ platform as part of his presentation, “Addressing the Innovation Gap in Topical Dermatology Drug Development,” at the inaugural Dermatology Drug Development Summit in Boston. This summit brought together leading pharma, biotech and industry stakeholders to discuss how to transform and enhance the success of dermatology drug development activities. Dr. Lizzul was also a keynote panel member of the summit opening discussion, “A Therapeutic Revolution in Dermatology – Bridging the Gaps & Opportunities.”

Selected Financial Results

Total operating expenses for the three months ended Sept. 30, 2017, were approximately $14.3 million, which includes research and development, or R&D, expenses totaling approximately $9.4 million and general and administrative, or G&A, expenses totaling approximately $4.9 million. Total operating expenses for the three months ended Sept. 30, 2016, were approximately $4.3 million, which included R&D expenses totaling approximately $2.7 million and G&A expenses totaling approximately $1.6 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the ongoing pivotal trials for SNA-001. The year-over-year increase in G&A expenses was due primarily to an increase in personnel costs and a $1.1 million non-cash increase in the fair value of the contingent consideration liability related to the Company’s acquisition of Creabilis plc in December 2016. Sienna expects this non-cash component to continue to impact G&A expenses in future quarters.

Total operating expenses for the nine months ended Sept. 30, 2017, were approximately $34.6 million, which includes R&D expenses totaling approximately $21.0 million and G&A expenses totaling approximately $13.6 million. Total operating expenses for the nine months ended Sept. 30, 2016, were approximately $13.3 million, which included R&D expenses totaling approximately $7.2 million and G&A expenses totaling approximately $6.1 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the ongoing pivotal trials for SNA-001. The year-over-year increase in G&A expenses was due primarily to an increase in personnel costs and a $3.2 million non-cash increase in the fair value of the contingent consideration liability related to the Company’s acquisition of Creabilis plc in December 2016.

Cash burn during the three months ended Sept. 30, 2017, was approximately $12.1 million. Cash burn during the nine months ended Sept. 30, 2017, was approximately $30.6 million. Sienna’s cash and cash equivalents as of Sept. 30, 2017, totaled approximately $88.6 million.

About Sienna Biopharmaceuticals

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on bringing innovations in biotechnology to the discovery, development and commercialization of first-in-class, targeted, topical products in medical dermatology and aesthetics. The Company’s objective is to develop an innovative, diversified, multi-asset pipeline of topical therapies that enhance the health, appearance and quality of life of dermatology and aesthetics patients. Sienna is led by a management team with extensive experience in product development and commercialization at several leading dermatology, aesthetics and biotechnology companies.

For more information, visit the Company’s website at www.SiennaBio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements regarding the expected timing of advancing SNA-125 into human trials and the expected timing of reporting top-line results from Sienna’s ongoing Phase 2b clinical trial of SNA-120, as well as potential benefits of its products under development. Such forward-looking statements involve substantial risks and uncertainties that could cause Sienna’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the pharmaceutical drug and medical device development processes, including regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing pharmaceutical drug and medical device products, Sienna’s ability to successfully protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of Sienna’s drug candidates. Sienna undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Sienna’s most recent Quarterly Report on Form 10-Q and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Sienna Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$9,398	$2,746	$21,020	$7,165
General and administrative	4,924	1,581	13,562	6,125

Total operating expenses	14,322	4,327	34,582	13,290

Loss from operations	(14,322)	(4,327)	(34,582)	(13,290)
Other income	307	217	318	416
Interest and other expense	(2,461)	—	(5,304)	—

Net loss before taxes	(16,476)	(4,110)	(39,568)	(12,874)
Income tax benefit	85	—	212	—

Net loss	$(16,391)	$(4,110)	$(39,356)	$(12,874)

Per share information:
Net loss, basic and diluted[1]	$(1.12)	$(2.42)	$(6.31)	$(7.61)

Basic and diluted weighted average shares outstanding[2]	14,674	1,697	6,233	1,692

[1]	Diluted net loss per share is the same as basic net loss per share, as the effects of potentially dilutive securities are antidilutive during periods of net loss.
[2]	Immediately prior to the closing of the IPO on Aug. 1, 2017, all outstanding shares of the Company’s preferred stock were automatically converted into 12,846,843 shares of common stock. As of Sept. 30, 2017, there were 20,531,231 shares of common stock outstanding.

Sienna Biopharmaceuticals, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	(unaudited)
	September 30, 2017	December 31, 2016
Cash and cash equivalents	$88,601	$9,091
Working capital	77,316	640
Total assets	149,448	62,377
Total current liabilities	13,510	9,883
Total liabilities	53,052	40,260
Convertible preferred stock	—	59,517
Accumulated deficit	74,708	35,352
Total stockholders’ equity	96,396	22,117

Contact (Investors and Media):

Ric Peterson

Chief Financial Officer

rpeterson@siennabio.com

818-629-2232

Sean Andrews

Senior Director, Investor Relations

sandrews@siennabio.com

818-629-2244

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Sienna Biopharmaceuticals, Inc.

30699 Russell Ranch Road, Suite 140, Westlake Village, CA 91362

Office 818-629-2256 | Fax 818-706-1214

www.SiennaBio.com

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